Exhibit 10.1

(English Translation)

January 12, 2009

The Transferor:

PENG Qingqing

The Transferee:

CHINA SAFETECH HOLDINGS LIMITED

Party C:

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

Equity Transfer Agreement of All Issued Shares of MULTIWIN INTERNATIONAL HOLDINGS LIMITED

This Equity Transfer Agreement (the “Agreement”) is entered into by and among the following parties on January 12, 2009:

(1)

PENG Qingqing whose address is Unit B1, 9/F., Loyong Court Commercial Building, 212-220 Lockhart Road, Wanchai, Hong Kong, with the number of the Identity Card of Hong Kong Special Administrative Region of the People’s Republic of China: V131955(8) (hereinafter referred to as “Transferor”);

(2)

CHINA SAFETECH HOLDINGS LIMITED, a company duly incorporated according to the laws of British Virgin Islands, whose address is F13, Press Plaza, Shennan Avenue Special Zone, Futian District, Shenzhen (hereinafter referred to as  “Transferee”);

(3)

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC., a company duly incorporated according to the laws of Delaware, United States, whose address is F13, Special Zone Press Plaza, Shennan Avenue Special Zone, Futian District, Shenzhen (hereinafter referred to as “Party C”);

The Transferor, the Transferee and Party C above shall be each referred to as a “Party” and collectively referred to as the “Parties”.

WHEREAS

MULTIWIN INTERNATIONAL HOLDINGS LIMITED, a limited liability company legally organized and validly existing under the Company Ordinance of Hong Kong, whose information is listed as Exhibit I (hereinafter referred to as “Multiwin”), and whose all issued shares are beneficially held by the Transferor.

WHEREAS

Multiwin established Shenzhen Coson Electronic Co. Ltd., a wholly foreign owned company legally organized and validly existing under the laws of People’s Republic of China, whose information is listed as Exhibit III (hereinafter referred to as “Coson”), and whose all shares are beneficially held by Multiwin.

WHEREAS

The Transferee desires to purchase from the Transferor and the Transferor desires to transfer to the Transferee 100% issued shares of Multiwin. Upon completion of the transfer under this Agreement, the Transferee shall indirectly and fully acquire 100% shares of Coson and control Coson.

NOW, THEREFORE, the Parties hereby agree as follows:

Article 1  Definitions

1.1

Unless otherwise defined in this Agreement, the following terms shall have the meanings indicated as follow:

“Company Ordinance”	means Chapter 32 Company Ordinance of the laws of Hong Kong;

“Shares for Transfer”

means 10,000 common share of Multiwin owned by the Transferor to be transferred from the Transferor to the Transferee under this Agreement, constituting 100% issued and outstanding stock of Multiwin (for details please refer to Exhibit II - Part A);

“Share Transfer”	means 100% issued and outstanding shares of Multiwin to be transferred from the Transferor to the Transferee under Article 2.1 hereof;

“Balance”	shall have the meaning specified under Article 3.2.1 (1) hereof;

“Total Transfer Price”	means total price to be paid to the Transferor by the Transferee under Article 3.1 hereof;

“Closing Date”	January 12, 2009;

“Accounts of Multiwin”	means management financial statements of Multiwin as of December 31, 2008, a copy of which are attached as Exhibit A hereof;

“Accounts of Coson”	means financial statements of Coson audited by Chinese auditor as of December 31, 2008, a copy of which are attached as Exhibit B hereof;

“Business Day and Working Hours”	means the days when banks in Hong Kong normally provide general bank services (excluding Saturday, Sunday and other Hong Kong public holidays) and normal working hours;

“PRC”	means People’s Republic of China;

“Hong Kong”	means Hong Kong Special Administrative Region of the People’s Republic of China;

“HKD”	means legal currency of Hong Kong;

“USD”	means legal currency of United States;

“RMB”	means legal currency of PRC.

1.2

In this Agreement:

(i)

Any rule or law involved herein shall include any and all amendments, supplements or reenactments hereof from time to time;

(ii)

Words and terms contained in Companies Ordinance shall be interpreted according to definitions stipulated in Companies Ordinance except as otherwise defined or stated in this Agreement, however, any amendment or change to Companies Ordinance shall be excluded which is not enforced before or on the date to execute this Agreement.

(iii)

Single word also includes plural meaning; word referred to any gender also includes the other gender and neuter, word referred to person also includes groups (legal person or non-legal person) and (under every circumstance), vice versa;

(iv)

Hereabove mentioned the parties, descriptions, exhibits, appendices and terms and conditions shall be respectively referred to the parties, descriptions, exhibits, appendices and terms and conditions hereof; and

(v)

The headings and table of contents in this Agreement are provided for reference only and will not affect its construction or interpretation.

Article 2  Share Transfer

2.1

As per stipulations in this Agreement, the Transferor, as the owner of all issued and outstanding shares of Multiwin (for more details please refer to Part A, Exhibit II), will transfer such Shares for Transfer to the Transferee (for more details please refer to Part B, Exhibit II). After such transfer, the Transferee will own 100% issued and outstanding shares of Multiwin.

2.2

Upon the completion of transaction hereunder, Shares for Transfer shall not be attached with any mortgage, lien or property encumbrances of any form, and Shares for Transfer shall be transferred with all rights attached or accumulated thereto, including all dividends, profits, the investment in Coson by Multiwin and relevant benefits accumulated and distributed from the completion date.

Article 3 Transfer Price

3.1

Transfer Price

The Transferor and the Transferee hereby agree that the Transferor shall transfer the Shares for Transfer to the Transferee. In return, the Transferee shall pay to the Transferor the Total Transfer Price of RMB51,768,429, consisting of RMB 40,000,000 in cash and shares of Party C with a value of RMB 11,768,429.

3.2

Method of Payment

3.2.1

The Transferee shall pay the Total Transfer Price to the Transferor as follows:

(1)

The Transferee has already paid to the Transferor RMB9,500,000 as of the Closing Date. The Balance of the cash consideration in the amount of RMB 30,500,000 shall be paid according to the stipulations prescribed by Article 5.2 below.

(2)

The Transferee (through its parent company, Party C) shall issue restricted shares with a value equal to RMB11,768,429 to the Transferor or its designees within ninety days after the execution date of this Agreement, and the share value shall be calculated based on the average closing price (USD5.0435/share) of twenty trading days before the execution date of this Agreement, which means that the Transferee shall issue 341,228 shares to the Transferor, among which 68,245 shares (with a value equal to RMB2,353,665) shall be released to the Transferor within ninety days after the execution date of this Agreement. If the shares are issued to YAO Xiaohai, YAO Xiaohua and the directors and general manager of Coson , the lock-up period for sales of those shares is two years, starting from April 11, 2008.  The Transferor shall pledge certain shares to the Transferee as provided under Article 5.2 hereof.

3.2.2

The Transferee shall remit the Balance of the cash amounts to the bank account designated by Transferor in accordance with the stipulations by Article 5.2 hereof.  The bank account information will be provided by the Transferor separately.

Article 4  Closing

4.1

The Share Transfer shall be completed on the Closing Date at the place stipulated by both parties in accordance with Exhibit V.

4.2

Terms and conditions to be performed hereunder shall remain in force after the Closing Date.

4.3

From the Closing Date, debts and credits and all risks of Multiwin and Coson shall be promptly borne by the Transferee (except otherwise undertaken by the Transferor in Exhibit IV).

4.4

From the Closing Date, the Transferee shall have the right to consolidate profits of Multiwin and Coson with the Transferee group. At the meantime, the Transferee shall have the right to appoint management and financial personnel, or appoint existing personnel of Multiwin and Coson to take charge of management and operation of Multiwin and Coson as well as all files, materials, financial documents and so on.  The Transferor shall have no right and/or interest as shareholder of Multiwin and Coson from the Closing Date due to such Share Transfer, except any relevant obligations required to be borne by the Transferor under applicable laws and regulations and this Agreement.

Article 5  Representations, Warranties and Covenants of the Transferor

5.1

In addition to the information disclosed in this Agreement, the Transferor shall represent and covenant to the Transferee under terms and conditions stipulated in Exhibit IV, which also constitute the base for the Transferee to accept the Shares for Transfer.

5.2

The Transferor covenants that the Transferee’s after-tax profits as audited by the US Auditor in 2007 shall be no less than RMB2,600,000 and the Transferee’s net assets as audited by US Auditor in 2007 shall be no less than RMB8,000,000.  If the 2007 after-tax profits of Multiwin and Coson are no less than RMB2,600,000 and the 2007 net assets of Multiwin and Coson are no less than RMB8,000,000, the Transferee shall pay RMB 10,500,000 to the shareholder of Multiwin and Coson or its designees and release 102,368 shares of the pledged shares to the Transferor.  The Transferor covenants that the Transferee’s after-tax profits in 2008 as audited by the US Auditor shall be no less than RMB 8,000,000.  If the 2008 after-tax profits of Multiwin and Coson are no less than RMB8,000,000, the Transferee shall pay RMB 12,000,000 to the shareholder of Multiwin and Coson or its designees and release 102,368 shares of the pledge shares to the Transferor.  The Transferor covenants that the Transferee’s after-tax profits in 2009 as audited by the US Auditor shall be no less than RMB 13,000,000.  If the 2009 after-tax profits of Multiwin and Coson are no less than RMB 13,000,000, the Transferee shall pay RMB 8,000,000 to the shareholder of Multiwin and Coson or its designees and release the 68,247 shares of the pledge shares to the Transferor.

Article 6  Representations, Warranties and Covenants of the Transferee and Party C

6.1

The Transferee covenants to keep the organization structure of Multiwin and Coson after the Share Transfer, expand its brand influence, fully support business development of Multiwin and Coson.  The Transferee shall also provide financial support as required by business.

6.2

The Transferee undertakes that existing employees of Multiwin and Coson shall remain employed given that they are willing to stay and their stay will not impede development of Multiwin and Coson after the Share Transfer; arrangement of senior management and technical staff and the operation rights and benefits of such persons shall be governed by separate agreements to be entered after the Share Transfer. In addition, the Transferee covenants that benefits of such persons shall not be lower than their previous benefits.

6.3

The Transferee shall provide appropriate operation funds to Multiwin and Coson in order to support the Transferor to realize their after-tax profit targets for 2007, 2008 and 2009, dates and amounts of providing such funds shall be otherwise stipulated.

6.4

Party C shall file relevant reports with the U.S. Securities and Exchange Committee (“SEC”) according to the applicable laws and issue shares to the Transferor under Article 3.2.1(2) hereof after the execution of this Agreement.

Article 7 Governing Law

This Agreement shall be governed and construed by rules and laws of Hong Kong.

Article 8  Settlement of Disputes and Agent of  Receiving Legal Procedure Documents

8.1

Any dispute arising out of or relating to this Agreement shall be settled by friendly negotiation and discussion. If no agreement is reached through friendly negotiation and discussion, such dispute shall be finally arbitrated by Hong Kong International Arbitration Center (HKIAC) in accordance with HKIAC Arbitration Rules then in effect. Unless otherwise provided in the arbitration rules of HKIAC then in effect, the arbitration shall be the sole and exclusive method and procedure of any dispute arising out of or relating to this Agreement.

8.2

The Parties to this Agreement agree that unless not permitted by the applicable laws and rules, the arbitration terms hereto shall be interpreted as and constitute the currently effective arbitration agreement in writing with legal effect, and shall be granted with such effect.  The Parties to this Agreement hereby expressly waive any right of possibly requested local administrative, judicial or alternative dispute settlement methods, as the conditions of any settlement procedure which arising our of this Agreement.

8.3

The Parties to this Agreement expressly represent that the award made according to Article 8 hereof shall be final award binding upon the Parties.  In addition, the Parties to this Agreement hereby waive the right to appeal the award made according to Article 8 hereof.  The Article 8 shall constitute the most comprehensive exclusive agreement to the extent permitted by the applicable laws.

8.4

(1)

The Transferee irrevocably entrusts BOYU ENTERPRISE CONSULTING CO., LIMITED, whose address is Unit B1, 9/F, Loyong Court Commercial Building, 212-220 Lockhart Road, Wanchai, Hong Kong (“Agent”), to receive legal procedure documents and to be on behalf of the Transferee to receive claims arising out of or relevant to the Agreement or the legal procedures in Hong Kong (including but not limited to, claims for reimbursement, summons, arbitration application and arbitration award) (“Legal Procedure Documents”).

(2)

Transferee undertakes to consecutively entrust the Agent as the agent of receiving Legal Procedure Documents, in order to on behalf of the Transferee receive Legal Procedure Documents in Hong Kong and immediately notify the Transferor in writing if the Agent or its address is modified.

(3)

The Transferee agrees and confirms that Legal Procedure Documents which have been sent to its Agent shall be deemed as having been sent to any Transferee.

Article 9  Liabilities for Breach of Contract

9.1

If any statement or warrants made by any Party in this Agreement is untrue or false, it shall be deemed as breach of contract by the Party.

9.2

If any Party intentionally changes its mind and causes the failure of the Share Transfer, it shall be deemed as breach of contract by such Party.

9.3

The breaching party shall, in addition to performance of other obligations under this Agreement, be liable for all losses, damages, expenses suffered by the observant party due to breach of contract caused by breaching party.

9.4

If the Transferor changes minds on purpose and causes that the Shares for Transfer cannot be transferred to the Transferee or the Shares for Transfer is forfeited after the transfer, the Transferee shall have the right to terminate the Agreement, and the Transferor shall return the share transfer price or the shares and assume liabilities under Article 9.3 of this Agreement.

Article 10  Force Majeure and Change of Circumstances

10.1

If any Party to this Agreement can not perform any part or all of the terms hereto directly or indirectly because of events such as fire, flood, earthquake or other unforeseeable, unavoidable and/or uncontrollable events, the Party shall be exempted from liabilities to the extent as affected by force majeure.

10.2

If any Party or Parties lose(s) its/their interests under this Agreement because of legislation, or administration order or specific administration act of government, any Party shall have the right to terminate this Agreement and to restore to the conditions before the execution of this Agreement.

10.3

Any Party affected by force majeure shall deliver the other Party the written notice regarding the occurrence of force majeure within 12 days after the occurrence of the force majeure event.

10.4

After the occurrence of force majeure event, the Parties to this Agreement shall immediately consultant and decide whether to delay the performance of this Agreement to a day in the future agreed by the Parties or to terminate this Agreement.

10.5

If any Party delays or unable to perform all or part of the terms of this Agreement for more than 30 days as a result of force majeure, the other Party shall have the right to rescind this Agreement, and the Parties shall take all necessary actions to restore the rights and obligations of all Parties to their respective original positions.

Article 11  Miscellaneous

11.1

This Agreement and its involved relevant documents constitute the full understanding of the Parties regarding the share transfer, and replace any previous intention, expression and understanding of the Parties.

11.2

If any term of this Agreement is regarded as illegal, invalid or unenforceable at any time, the validity, effectiveness and enforceability of other terms of this Agreement shall not affected or impaired in any way and shall remain the full validity.

11.3

This Agreement shall bind the Parties and their respective successors and assignees. The interests of this Agreement shall be assigned to the Parties hereto and their respective successors and assignees. Without the permission of the Parties in writing, any Party shall not amend, modify or revise this Agreement.

11.4

This Agreement shall be effective upon signing.

11.5

Without written consent of all Parties (such consent shall not be unreasonably withheld), the Parties hereto shall not transfer any rights or obligations under this Agreement.

11.6

expenses arising out of the transfer of Shares for Transfer (including but not limited to, arising out of  in China or in any other areas), shall be borne and paid by the Transferor.

11.7

Unless required by laws, regulations, order or judgments by the competent authorities or courts (including, but not limited to, applicable regulation of security exchanges), without the prior written consent of the other Party (such consent shall not be unreasonably withheld), the Parties shall not make or distribute any related press statement or announcement.

11.8

Without the prior written consent of the other Party, the Parties shall not disclose the Agreement or any content or material in connection with any transaction of this Agreement, excluding the following disclosure:

(1)

the disclosure is made according to the provisions of applicable laws, regulations and rules (including, but not limited to,  regulations of security exchanges) or requirements of relevant government authorities or supervision authorities, or court orders;

(2)

the disclosure is made to Multiwin and Coson, or its applicable government authorities, or to related banks or professional consultant of the disclosing Party;

(3)

the disclosure is made by the Transferor to any member of its company group or senior management thereof.

11.9

If any term of this Agreement is or becomes illegal, invalid or unenforceable at any time in any respect, other terms of this Agreement shall not be affected or impaired.

11.10

Any notice required to be sent under this Agreement shall be made in writing. The notice shall be delivered to the following address or fax number or other address or fax number that the recipient designates according to this Agreement:

(1)

The Transferor:

PENG Qingqing

Address:

Unit B1, 9/F., Loyong Court Commercial Building, 212-220 Lockhart Road, Wanchai, Hong Kong

Telephone:     (852) 2116-1199

Fax:                  (852) 2116-1232

(2)

The Transferee：CHINA SAFETECH HOLDINGS LIMITED

Address：Floor 13, Press Plaza, Shennan Avenue Special Zone, Futian District, Shenzhen

Telephone：    (86-755) 8351 0888

Fax：                 (86-755) 8351 0815

(3)

Party C:

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

Address：Floor 13, Press Plaza, Shennan Avenue Special Zone, Futian District, Shenzhen

Telephone：     (86-755) 8351 0888

Fax：

 (86-755) 8351 0815

11.11

Notices may be sent by mail with postage pre-paid, personal delivery, courier with good reputation or by facsimile, and shall be deemed as delivered at the following time:

(1)

two days (seven days if sending by airmail with postage prepaid) after post (the date of postmark is the posting date) for those sent by mail with postage prepaid;

(2)

the next business day for those sent by fax;

(3)

the receiving time for those sent by courier or personal delivery.

Any notice to the Transferee, when properly delivered to any Transferee, shall be regarded as delivered to the other Transferee.

11.12

This Agreement shall be written in Chinese in three copies with each Party holding one copy.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the date first above written and the Parties confirm that the Parties have carefully reviewed and fully understand all the provisions of the Agreement.

The Transferor:

PENG Qingqing
Signature：/s/ Peng Qingqing
Place of Signature：Shenzhen

Witness：PENG Yaoguang

Signature：/s/ PENG Yaoguang

The Transferee:

TU Guoshen for and on behalf of CHINA SAFETECH HOLDINGS
LIMITED
Signature: /s/ Tu Guoshen Place of Signature：Shenzhen
Witness：LUO Ganqi Signature：/s/ LUO Ganqi

Party C:

To execute, chop and deliver by

TU Guoshen for and on behalf of

CHINA SECURITY & SURVEILLANCE TECHNOLOGY,  INC.

Signature: /s/ Tu Guoshen

Place of Signature：Shenzhen

Witness：LUO Ganqi

Signature: /s/ LUO Ganqi

Exhibit I

Information of Multiwin

Name in Chinese

：万盈国际集团有限公司

Name in English

：MULTIWIN INTERNATIONAL HOLDINGS LIMITED

Place of Registration

：Hong Kong

Registered Address

：Unit B1, 9/F, Loyong Court Commercial Building, 212-220 Lockhart Road, Wanchai, Hong Kong

Date of Registration and Establishment：April 17, 2008

Company Form

：Limited Liability Company

Registered No.

：1228565

Director

：PENG Qingqing

Company Secretary：JPS CONSULTING LIMITED

 Shares

：Authorized: HKD10,000, divided into 10,000 shares with par value of HKD1.00 per share Issued and fully paid：HKD10,000, divided into 10,000 share with par value of HKD1.00 per share

Exhibit II

Part A

Information of Share for Transfer

				Percent of
Company	Registered Shareholder	Quantity of Common Shares	Par Value	issued Shares

Multiwin	PENG Qingqing	10,000	HKD 1 yuan	100%

Part B

Information of the Recipient of Share for Transfer

The Transferee	Amount of Share to Be Transferred

CHINA SAFETECH HOLDINGS LIMITED	10,000

Exhibit III

Information of Coson

Name in Chinese

：深圳市科松电子有限公司

Name in English

：Shenzhen Coson Electronic Co., Ltd.

Legal Address

：2/F West, No.4 Factory Building, Jianye Industrial Zone, Zhuzilin, Nonglin Road, Futian District, Shenzhen

Type of Enterprise

：Wholly Foreign Owned Enterprise

Date of Establishment

：November 26, 1994

Business License No.

：440301103470886

Term of Operation.

：10 years

Total Amount of Investment：RMB 9,500,000

Registered Capital

：RMB 9,500,000

Name of Investor

：MULTIWIN INTERNATIONAL HOLDINGS LIMITED

Legal Representative

：YAO Xiaohai

Director

：YAO Xiaohai

 Business Scope

：manufacture and operate access control equipment, safety guarding equipment for use in parking lot, electric door opener, as well as technical development and wholesale of the aforesaid products and software.

Exhibit IV
Representations and Warranties

1.

Multiwin and Coson are companies legally established and validly existing under the laws of their respective places of establishment.

2.

Multiwin and Coson have been authorized and qualified to conduct business within the jurisdiction of their existing businesses.

3.

The businesses and operations of Multiwin and Coson have been in compliance with the relevant laws in all material respects.

4.

Accounts of Multiwin and Coson have been properly recorded in accordance with applicable account principles, standards and laws, and accurately represents and reflects the situation of Multiwin and Coson for the fiscal year or the period as of the date of the relevant book account.

5.

(a)

Exhibit I has listed all the directors and company secretaries of Multiwin as of the Closing Date.

(b)

Exhibit III has listed the legal representative and all the directors of Coson as of the Closing Date.

(c)

There has not been any shareholder resolution adopted to liquidate Multiwin and Coson before the Closing Date.

6.

The register of shareholders of Multiwin has truly and accurately recorded the date and the changes of shareholders from its establishment to the Closing date.

7.

None of the Transferor, Multiwin and Coson has ever issued or given any other person warrants or rights to purchase shares of Multiwin or Coson.

8.

(a)

Multiwin has no business activities or operations other than 100% ownership of Coson.

(b)

Multiwin has no subsidiary other than Coson.  Coson has only one subsidiary: Shanghai Coson Electronic Co., Ltd.

9.

Articles of associations of Multiwin and Coson have been delivered to Transferee, which are true and complete.

10.

If any thing conflicts or is inconsistent with foregoing warrants before the Closing Date, the Transferee agrees to immediately notify the Transferor in writing.

11.

All issued shares of Multiwin have been fully paid.  The registered capital of Coson has already been fully contributed.

12.

The Transferor is the sole legal and beneficial owner of the Shares for Transfer.  The Shares for Transfer are not free from any mortgage, lien or other property encumbrances.

13.

Multiwin owns 100% of the equity interests in Coson.  Multiwin is the sole legal and beneficial owner of Coson. Such equity interests in Coson are free of any mortgage, lien or other property encumbrances.

14.

The Transferor has the authority to execute the Agreement and sell any Shares for Transfer without any third party’s consent. The Agreement shall be legally binding on the Transferor.

15.

Except for the ongoing litigations disclosed to the Transferee, Multiwin and Coson are not currently involved in any material litigation or a party to any litigation and/or any unexecuted verdict, and are subject to any ongoing material injunction or order.

16.

As of the Closing Date, all or part of the assets or businesses of Multiwin  and Coson have not been entrusted to take over by any person, and there are not any orders or applications before court or adopted solutions to dissolve Multiwin or Coson.

17.

Except for debts (including any outstanding and unpaid tax) already disclosed in the Coson Account and Multiwin Account, under this Agreement or to the Transferee, neither Multiwin nor Coson has any other debts and/or outstanding and unpaid tax as of the Closing Date. All other debts incurred by Multiwin or Coson and/or unpaid tax before the Closing Date, if any, shall be borne by the Transferor.

18.

Except for the information disclosed by the Transferor, under the Agreement or in the accounts of Multiwin and Coson, Multiwin and Coson have no other unperformed material contracts.

19.

The net assets on June 30, 2008 as audited by the US auditor and verified by a third party appraiser shall exceed RMB 15,000,000.

20.

The shareholders and the board of directors of Multiwin and Coson have adopted valid and necessary resolutions to approve the Share Transfer under the Agreement.

21.

Any outstanding legal liabilities of Multiwin and Coson incurred before the Closing Date (such as labor compensation disputes, bad debts and losses of bad assets, debt disputes and/or risks of contingent debts) shall be borne by the Transferor. For any losses that can be calculated in money, if it causes the net assets of Multiwin and Coson to be less than RMB15,000,000, the Transferor shall be obliged to make it up to RMB15,000,000.

22.

The Transferor shall be fully liable for any civil and criminal liability of Multiwin and Coson before and on the Closing Date.

23.

The Transferor shall not intentionally make any adverse change to the operations of Multiwin and Coson (excluding the normal operation and force majeure) after the execution of this Agreement.  The Transferor shall immediately inform the Transferee if there is anything causing the material change to the operation of Multiwin and Coson.

24.

YAO Xiaohai and YAO Xiaohua covenant to continue to serve as the executive officer of Multiwin and Coson for five years and maintain the stability of Multiwin and Coson.

25.

YAO Xiaohai and YAO Xiaohua covenant that they and their direct relatives (parents, spouse or children) will not engage in any business in the security and surveillance industry or related businesses in five years.

Exhibit V

Provisions for the Closing

1.

Responsibilities of the Transferee

(i)

The Transferee shall pay the Balance of the Total Transfer Price in accordance with the stipulations by Article 3.2.2 and submit the proof document of payment to the Transferor.

(ii)

The Transferee shall provide a consent letter executed by one person to be the director of Multiwin and two consent letters executed by two persons to be the directors of Coson.

2.

Responsibilities of the Transferor

After the Transferor confirms that its bank account specified by Article 3.2.2 hereof has received all the payment by the Transferee under Article 3.2.1, the Transferor shall deliver and arrange the following to the Transferee:

(i)

The transfer documents (executed by the registered shareholders of Multiwin) and instruments for sale along with stock certificate;

(ii)

The original of a resignation letter properly signed by the incumbent director of Coson in which she or he shall state that she or he will not make any claims against Coson.

(iii)

All account books, registration certificates, business registration certificates, articles of association, meeting records, statutory books, application forms, seals, offset printing, steel seals and all documents relevant to the company businesses (if any) of Multiwin controlled by the Transferor;

(iv)

The Transferor shall cause Multiwin and Coson to hold a board meeting to approve (1) the transfer of the Shares for Transfer relevant to Multiwin, and registration after payment of appropriate stamp taxes; (2) the appointment of the persons nominated by the Transferee who are qualified to be directors under laws as the new directors of Multiwin (1 director) and Coson (3 directors) under the written instruction of the Transferee; (3) upon the completion of the actions as provide in subsection (2) above, the resignation of incumbent directors of Coson; and (4) the suspension or change of the operations of the bank accounts of Multiwin and Coson, and the appointment of the person nominated by the Transferee (upon written instruction received from the Transferee at least two business days prior to such action) as the authorized signatories for the bank accounts of Multiwin and Coson;

(v)

The original copy of the executed minutes of the board meeting held for issues as set forth in subsection (iv) above;

(vi)

The documents in the custody of Coson (Please refer to the list of Appendix C); and

(vii)

Legal opinion reports issued by Hong Kong and Chinese counsel.

3.

The Transferor and Transferee shall make clear marks to the chops of Coson at the delivery of the chop and sign a delivery memorandum so as to identify the difference of the old and new chops of Coson.